Exhibit 10.5

SERIES A PREFERRED SHARE PURCHASE AND NOTE CONVERSION AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on January 21, 2020 by and among:

1.	Belite Bio, Inc, an exempted company organized under the Laws of the Cayman Islands (the “Company”),

2.	each of the Persons listed in Schedule I attached hereto (each, a “Note Holder” and collectively, the “Note Holders”), and

3.	each of the Persons listed on Schedule II attached hereto (each, an “Investor” and collectively, the “Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company is engaged in the business of drug development (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

B.	The Note Holders hold the Notes and seek to convert the unpaid principal and interest accrued thereon into Series A Preferred Shares (as defined below) pursuant to the terms and subject to the conditions of this Agreement.

C.	The Investors wish to invest in the Company by subscribing for Series A Preferred Shares to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement, and the Company wishes to issue and sell Series A Preferred Shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

D.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                  Definitions.

1.1              Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them below:

“Accounting Standards” means International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including, without limitation, standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, applied on a consistent basis.

1	Share Purchase and Note Conversion Agreement

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any Controlling shareholder of the Investor, (w) any of such shareholder's or Investors’ general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of ten (10) percent or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, mandatory provident scheme, occupational retirement scheme, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Taiwan, or the United States.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

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“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Shares.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

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“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means the Company, together with its Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

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“Key Employee” means all employees of the Group Companies listed on Schedule IV.

“Knowledge” means, with respect to the Company, the actual knowledge of any of the Key Employees, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Investors).

“Memorandum and Articles” means the amended and restated memorandum of association of the Company and the amended and restated articles of association of the Company attached hereto as Exhibits A-1 and Exhibit A-2, respectively, to be adopted in accordance with applicable Law on or before the Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is delegated or authorized by the Ministry of Commerce to examine and approve such matter under the laws of the PRC.

“Note Purchase Agreement” means all the note purchase agreement between the Company and the Note Holders, as listed in Schedule I.

5	Share Purchase and Note Conversion Agreement

“Note” means all the convertible promissory notes issued by the Company pursuant to the Note Purchase Agreement, as listed in Schedule I.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAMR” means the State Administration for Market Regulation of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration for Market Regulation, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

6	Share Purchase and Note Conversion Agreement

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit B.

“Shares” means the Series A Preferred Shares issued to the Investors and Note Holders hereunder.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

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“Transaction Documents” means this Agreement, the Shareholders Agreement, the Memorandum and Articles, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. real property holding corporation” has the meaning as defined in the Code.

1.2              Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 9.4(i)
Annual Statement Date	Section 3.10
Balance Sheet	Section 3.10
Business	Preamble
Closing	Section 2.3(i)
Company	Preamble
Company IP	Section 3.15(i)
Compliance Laws	Section 3.13(i)
Disclosure Schedule	Section 3
Dispute	Section 9.4(i)
ESOP	Section 3.2(i)
Financial Statements	Section 3.10
HKIAC	Section 9.4(ii)
HKIAC Rules	Section 9.4(ii)
Investor/Investors	Preamble

Licenses	Section 3.15(v)

Party/Parties	Preamble
Principal	Preamble
Purchase Price	Section 2.1
Representatives	Section 3.13(i)
SEC	Section 4.3
Shares	Section 2.1
Statement Date	Section 3.10

2.                  Purchase and Sale of Shares.

2.1              Conversion of Notes and Issuance of the Series A-1 Preferred Shares at Closing. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Note Holders have elected, and the Company agrees, to convert the Notes, with total outstanding principal amount of US$2,000,000 and accrued but unpaid interest thereon of US$ 13,835.62 as of January 31, 2020 into a total number of 543,750 Series A Preferred Shares, with each Note Holder converting all Notes held thereby into such number of Series A Preferred Shares as set forth opposite to such Note Holder’s name in Schedule I attached hereto.

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2.2              Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to such Investor, that number of Series A Preferred Shares set forth opposite such Investor’s name on Schedule II attached hereto, with each Investor to pay as consideration for such Shares the aggregate purchase price set forth opposite such Investor’s name on Schedule II attached hereto (the “Purchase Price”).

2.3              Closing.

(i)                 Closing. The consummation of the sale and issuance of the Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than three (3) Business Days after all closing conditions specified in Section 6 and Section 7 hereof have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Investors and the Note Holders shall mutually agree in writing.

(ii)              Deliveries by the Company at Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s and the Note Holders’ obligations at the Closing pursuant to Section 6, the Company shall deliver to each Investor and each Note Holder (a) a scanned copy of the updated register of members of the Company, reflecting the issuance of Shares, and (b) a copy of duly executed certificate or certificates issued in the name of such Investor and Note Holder representing the Shares being purchased by such Investor and Note Holder at the Closings. Within ten (10) Business Days after the Closing, the Company shall deliver to the Investors and the Note Holders the original share certificates representing the Shares being purchased by such Investors and the Note Holders.

(iii)            Deliveries by the Investors at Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6 below, each Investor shall pay the Purchase Price by wire transfer of immediately available funds in U.S. dollars to the bank account as set forth in Schedule V attached hereto or any other bank account designated by the Company in writing.

(iv)             Deliveries by the Note Holders at Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 6 below, each Note Holder shall immediately surrender all Notes held by such Note Holder, or in case of a lost note, an affidavit of loss, damage or mutilation and agreement to indemnify the Company pursuant to section 10 of each Note, to the Company for cancellation. Upon update of register of members of the Company in consideration for surrender and cancellation of the Notes, (i) all obligations of the Company in favor of the Note Holders pursuant to the Note Purchase Agreement and the Notes shall be deemed fully discharged and the Note Purchase Agreement shall be terminated and (ii) the Note Holders shall have no further rights or claims under or in respect of such Notes. Immediately following the Closing, whether or not surrendered, the Notes shall be deemed to be null and void; provided that a Note which was not surrendered at the Closing shall continue to represent the right to receive the shares that the Note Holder is entitled to receive upon surrender of such Note which have not otherwise been issued in respect of such Note.

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(v)               If, at the Closing, any Investor shall fail to perform its obligations to fund its Purchase Price pursuant to Section 2.3(iii), or any Note Holder shall fail to surrender all the Notes held thereby pursuant to Section 2.3(iv) and Section 7.4, the Closing shall take place with respect to the other Investors and Note Holders. The closing with respect to such Investor or Note Holder shall take place until such time they have fulfilled their obligations hereunder but in any event no later than January 31, 2020 (the “Long Stop Date”) unless otherwise mutually agreed by the Company and such investor. The Company shall not be obliged to proceed with the closing with any such investor or note holder after the Long Stop Date.

3.                  Representations and Warranties of the Company. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Company to the Investors and the Note Holders as of the date hereof and attached hereto as Schedule VI (the “Disclosure Schedule”) which forms part of the representation and warranties herein, the Company represents and warrants to the Investors and the Note Holders that the following statements are true and correct as of the date hereof and as of the Closing:

3.1              Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company has a valid business license issued by the relevant Government Authorities, and has, since its establishment, carried on its Business materially in compliance with the business scope set forth in its business license.

3.2              Capitalization and Voting Rights.

(i)                 Company. The authorized share capital of the Company is and immediately prior to the Closing shall be US$50,000 divided into (a) a total of 497,500,000 authorized Ordinary Shares, 8,840,321 of which are issued and outstanding, and 1,960,080 of which have been reserved for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to an equity incentive plan of the Company (the “ESOP”); and (b) a total of 2,500,000 authorized Series A Preferred Shares, none of which are issued and outstanding. Section 3.2(i) of the Disclosure Schedule set forth the capitalization table of each Group Company as of immediately prior to the Closing, and immediately after the Closing, in each case reflecting all the outstanding and authorized Equity Securities of such Group Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto.

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(ii)              No Other Securities. Except for (a) the conversion privileges of the Series A Preferred Share, and (b) certain rights provided in the Memorandum and Article and the Shareholders Agreement, (1) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement, the Company has not granted any registration or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(iii)            Issuance and Status. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and nonassessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Shareholders Agreement and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(iv)             Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on Section 3.2(i) of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law or as set forth in the Transaction Documents.

3.3              Corporate Structure; Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies, the nature of the legal entity which each Group Company constitutes, the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

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3.4              Authorization. The Company has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. The authorization, issuance (or reservation for issuance), sale and delivery of the Shares and the reservation for issuance the Conversion Shares, has been taken or will be taken prior to the Closing or at the Closing, as applicable. Each Transaction Document, when executed and delivered, constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5              Valid Issuance of Shares. The Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Shareholders Agreement). The Conversion Shares will be reserved at Closing for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Shareholders Agreement). The issuance of the Shares and the Conversion Shares will not be subject to any preemptive rights, rights of first refusal or similar rights other than those that have been or will be duly waived prior to or at the Closing, as applicable.

3.6              Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the execution, delivery and performance of the Transaction Documents by the Company, and the consummation of the transactions contemplated by the Transaction Documents by the Company, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by the Company do not, and the consummation by the Company of the transactions contemplated thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of the Company, or (ii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Law.

3.7              Offering. Subject in part to the accuracy of the Investors’ representations and the Note Holders’ representations set forth in Section 4 and 5 of this Agreement, the offer, sale and issuance of the Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8              Compliance with Laws; Consents.

(i)                 Each Group Company is, and has been, in compliance in all material respects with all applicable Laws. To the Company’s Knowledge, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. To the Knowledge of the Company, no Group Company is under investigation with respect to a material violation of any Law.

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(ii)              All material Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with authorities, product registration authorities, and health regulatory authorities and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable), have been duly obtained or completed in accordance with all applicable Laws.

(iii)            None of the Group Companies is in default in any material respect under any required Governmental Consent. No Group Company has received any letter or other written communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

3.9              Tax Matters.

(i)                 Each Group Company (a) has timely filed all income and other material Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return), except to the extent any failure to timely pay such Taxes would not have a Material Adverse Effect.

(ii)              Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iii)            There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the Company, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

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(iv)             No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes.

(v)               [Intentionally Left Blank]

(vi)             The Company is treated as a corporation for U.S. federal income tax purposes.

3.10          Financial Statements. Section 3.10 of the Disclosure Schedule sets forth the unaudited consolidated balance sheet and statements of operations for the Group as of and for the twelve-months ending December 31, 2018 (the “Annual Statement Date”) and the unaudited consolidated balance sheet (the “Balance Sheet”) and statements of operations for the Group as of and for the 10-month period ending October 31, 2019 (the “Statement Date”) (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the books and records of the Group, (b) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations of the Group for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved.

3.11          Actions. There is no material Action pending or, to the Knowledge of the Company, threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the Knowledge of the Company, any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no material Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct in any material respect its business as presently being conducted.

3.12          Liabilities. No Group Company has any Liabilities of the type required to be disclosed on a balance sheet except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities, including payables to vendors, incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$4,237,450.78 in the aggregate. Except for the Notes and as set forth in Section 3.12 of the Disclosure Schedule and except for Indebtedness incurred in the ordinary course of the Group’s business consistent with its past practices, none of the Group Companies has any outstanding Indebtedness. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person (other than a Group Company).

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3.13          Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(i)                 Each Group Company and to the Knowledge of the Company, their respective directors, officers, employees, agents and other persons acting on their behalf (collectively, “Representatives”) are and have been in material compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. Person. Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. To the Knowledge of the Company, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(a)               the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(b)               the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(c)               the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(d)               the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)              No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(iii)            No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

(iv)             If the Group Companies have beneficial owners or Representatives who are Public Officials, to the Knowledge of the Company, no such Public Official has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company or the Investors or the Note Holders would be awarded business or that otherwise could benefit any Group Company or the Investors or the Note Holders, or in the appointment, promotion, or compensation of persons who will make such decisions.

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3.14          Related Party Transactions. Other than as set forth in Section 3.14 of the Disclosure Schedule, no Related Party has any Contract with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company (other than as set forth in Section 3.2(i) of the Disclosure Schedule), nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries for the current pay period, reimbursable expenses or other standard employee benefits). No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services) or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with or has any interest in any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies), in each case except for as specifically disclosed in Section 3.14 of the Disclosure Schedule.

3.15          Intellectual Property Rights.

(i)                 Company IP. Each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its Business (“Company IP”) without any conflict with or infringement of the rights of any other Person. Section 3.15(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company.

(ii)              IP Ownership. All Company Registered IP is owned by a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. To the Knowledge of the Company, no Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the validity, use or enforceability of such Company Owned IP. No Group Company has (a) transferred or assigned any material Company Owned IP to any other Person; (b) authorized the joint ownership of other Person in any material Company Owned IP; or (c) permitted the rights of any Group Company in any material Company Owned IP to lapse or enter into the public domain.

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(iii)            Infringement, Misappropriation and Claims. To the Knowledge of the Company, no Group Company has misappropriated, or to the Knowledge of the Company, violated, or infringed in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Company, no Person has violated, infringed or misappropriated any material Company Owned IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the Knowledge of the Company, no Person has challenged the ownership or use of any material Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(iv)             Assignments and Prior IP. All material inventions and material know-how conceived by employees of a Group Company related to the Business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any material Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remunerations from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable laws. To the Knowledge of the Company, it will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of the Company, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(v)               Licenses. Section 3.15(v) of the Disclosure Schedule contains a complete and accurate list of the following (collectively, the “Licenses”): (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice.

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(vi)             Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company Owned IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, to the Knowledge of the Company, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any material Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. To the extent that any material Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

3.16          Labor and Employment Matters.

(i)                 Each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or to the Knowledge of the Company threatened, and there has not been in the last three (3) years, any Action relating to the violation or alleged violation of any applicable Laws by any Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(ii)              Section 3.16(ii) of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits.

3.17          Entire Business. No Group Company provides any facilities, operational services, assets or properties to any other entity which is not a Group Company.

3.18          [Intentionally Left Blank]

4.                  Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

4.1              Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to or at the Closing, as applicable. Each Transaction Document that has been duly executed and delivered by such Investor (to the extent such Investor is a party), constitutes valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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4.2              Purchase for Own Account. The Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares and the Conversion Shares. The Investor has not been formed for the specific purpose of acquiring the Shares and the Conversion Shares.

4.3              Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the applicable Shares and can bear the economic risk of its investment in the Shares. Such Investor represents that by reason of its, or of its management’s, business or financial experience, such Investor has the capacity to protect its own interests in connection with the transactions contemplated in the Transaction Documents. Further, such Investor is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

4.4              Disclosure of Information. Such Investor has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Such Investor has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

4.5              Restricted Securities. Such Investor understands that the Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; and that the Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available. Such Investor understands that the Company has no present intention of registering the Shares or the Conversion Shares. Such Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Investor to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times the Investor might propose.

4.6              No Brokers. Neither such Investor nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

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4.7              Legends. Such Investor understands that the Shares and the Conversion Shares, may be notated with one or all of the following legends:

(i)            “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)           Any legend set forth in, or required by, the other Transaction Agreements.

(iii)          Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares and the Conversion Shares represented by the certificate, instrument, or book entry so legended.

4.8              No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10          Residence. If the Investor is an individual, then the Investor resides in the state or province identified in the address of Investor set forth on Schedule III; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of Investor in which its investment decision was made is located at the address or addresses of the Investor set forth on Schedule III.

4.11          Transfer Restrictions. Each Investor acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Shareholders Agreement.

5.                  Representations and Warranties of the Note Holders. Each Note Holder hereby represents and warrants to the Company, severally and not jointly, that:

5.1              Authorization. Such Note Holder has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Note Holder (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Note Holder thereunder, has been taken or will be taken prior to or at the Closing, as applicable. Each Transaction Document that has been duly executed and delivered by such Note Holder (to the extent such Note Holder is a party), constitutes valid and legally binding obligations of such Note Holder, enforceable against such Note Holder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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5.2              Purchase for Own Account. The Shares and the Conversion Shares will be acquired for such Note Holder ’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Note Holder further represents that the Note Holder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares and the Conversion Shares. The Note Holder has not been formed for the specific purpose of acquiring the Shares and the Conversion Shares.

5.3              Status of Note Holder. Such Note Holder is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Note Holder has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the applicable Shares and can bear the economic risk of its investment in the Shares. Such Note Holder represents that by reason of its, or of its management’s, business or financial experience, such Note Holder has the capacity to protect its own interests in connection with the transactions contemplated in the Transaction Documents. Further, such Note Holder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

5.4              Disclosure of Information. Such Note Holder has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Such Note Holder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

5.5              Restricted Securities. Such Note Holder understands that the Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; and that the Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available. Such Note Holder understands that the Company has no present intention of registering the Shares or the Conversion Shares. Such Note Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Note Holder to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times the Note Holder might propose.

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5.6              No Brokers. Neither such Note Holder nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

5.7              Legends. Such Note Holder understands that the Shares and the Conversion Shares, may be notated with one or all of the following legends:

(i)            “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)           Any legend set forth in, or required by, the other Transaction Agreements.

(iii)          Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares and the Conversion Shares represented by the certificate, instrument, or book entry so legended.

5.8              No General Solicitation. Neither the Note Holder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

5.10          Residence. If the Note Holder is an individual, then the Note Holder resides in the state or province identified in the address of Note Holder set forth on Schedule III; if the Note Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of Note Holder in which its investment decision was made is located at the address or addresses of the Note Holder set forth on Schedule III.

5.11          Transfer Restrictions. Each Note Holder acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Shareholders Agreement.

5.12          Consent to Promissory Note Conversion and Termination. Each Note Holder, hereby agrees that the entire amount owed to such Note Holder under such note is being tendered to the Company in exchange for the applicable Shares set forth on the Schedule of Note Holders, and effective upon the Company’s and such Note Holder’s execution and delivery of this Agreement, without any further action required by the Company or such Note Holder, such note and all obligations set forth therein shall be immediately deemed repaid in full and terminated in their entirety, including, but not limited to, any security interest effected therein.

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6.            Conditions of the Investors’ and Note Holders’ Obligations at the Closing. The obligations of each Investor and the Note Holders to consummate the Closing under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of such Investor or such Note Holder on or prior to the Closing, or waiver by such Investor or such Note Holders, of the following conditions:

6.1              Representations and Warranties. Each of the representations and warranties of the Company contained in Section 3 shall have been true and complete when made and shall be true and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2              Performance. The Company shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them on or before the Closing.

6.3              Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by the Company in connection with the consummation of the transactions contemplated by the Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights), including necessary board and shareholder approvals of the Company, shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investors and the Note Holders as it may reasonably request.

6.4              Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors and Note Holders, and each Investor and Note Holder shall have received all such counterpart original or other copies of such documents as it may reasonably request.

6.5              Memorandum and Articles. The Memorandum and Articles, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing.

6.6              Transaction Documents. Each of the parties to the Transaction Documents, other than the Investors and the Note Holders, shall have executed and delivered such Transaction Documents to the Investors and the Note Holders.

6.7              [Intentionally Left Blank]

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7.            Conditions of the Company’s Obligations at Closing. The obligations of the Company owed to each Investor and each Note Holder to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

7.1              Representations and Warranties. The representations and warranties of such Investor contained in Section 4 and 5 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

7.2              Performance. Such Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing.

7.3              Execution of Transaction Documents. Such Investor shall have executed and delivered to the Company the Transaction Documents, to which such Investor is a party.

7.4              Surrender of Notes. Each Note Holder shall have surrendered all Notes held by such Note Holder, or lost note affidavits, to the Company for cancellation.

8.                  Other Agreements.

8.1              Confidentiality. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except that (i) each Party, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) each Investor may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations; and (iii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms in contravention of the provisions of this Section, such Party shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

9.                  Miscellaneous.

9.1              Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents (it being understood that no Party shall be obligated to grant any waiver of any condition or other waiver hereunder).

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9.2              Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by the Company without the prior written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3              Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

9.4              Dispute Resolution.

(i)                 Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)              The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii)            The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv)             Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)               The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)             The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii)          Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

25	Share Purchase and Note Conversion Agreement

(viii)        During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

9.5              Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule III (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

9.6              Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.7              Fees and Expenses. Each of the parties hereto shall bear its own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.8              [Intentionally Left Blank]

9.9              Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

26	Share Purchase and Note Conversion Agreement

9.10          Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, and (ii) the Investors and the Note Holders that shall hold at least a majority of Shares immediately after the Closing. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

9.11          No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.12          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.13          No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

27	Share Purchase and Note Conversion Agreement

9.14          Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re enacting, extending or made pursuant to the same or which is modified, re enacted, or extended by the same or pursuant to which the same is made, (xii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xiv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xv) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

9.15          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.16          Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

9.17          Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect.

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28	Share Purchase and Note Conversion Agreement

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:	Belite Bio, Inc

	By:	/s/ Tom Lin
	Name:	Tom Lin
	Title:	Director

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Cheng-Chao Sung
Name:	Cheng-Chao Sung
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Sen-Tai Chen
Name:	Sen-Tai Chen
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Tzu-An Chang
Name:	Tzu-An Chang
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS and NOTE HOLDERS:

By:	/s/ Yun-Ju Huang
Name:	Yun-Ju Huang
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Cheng-Han Huang
Name:	Cheng-Han Huang
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Lijie Chen
Name:	Lijie Chen
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Jingwen Sun
Name:	Jingwen Sun
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

By:	/s/ Baiqing Sun
Name:	Baiqing Sun
ID:	########

[Share Purchase Agreement]

       IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

NOTE HOLDERS:

H&D Asset Management Co., Ltd.

By:	/s/ Chu, Ping-Yu
Name:	Chu, Ping-Yu
Title:	Legal Representative
ID:	########

[Share Purchase Agreement]

SCHEDULE I

SCHEDULE OF NOTE HOLDERS

[Share Purchase Agreement]

SCHEDULE II

SCHEDULE OF INVESTORS

[Share Purchase Agreement]

SCHEDULE III

ADDRESS FOR NOTICES

[Share Purchase Agreement]

SCHEDULE IV

LIST OF KEY EMPLOYEES

[Share Purchase Agreement]

SCHEDULE V

BANK ACCOUNT

[Share Purchase Agreement]

SCHEDULE VI

DISCLOSURE SCHEDULE

[Share Purchase Agreement]

EXHIBIT A-1

FORM OF AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

[Share Purchase Agreement]

EXHIBIT A-2

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

[Share Purchase Agreement]

EXHIBIT B

FORM OF SHAREHOLDERS AGREEMENT

[Share Purchase Agreement]